Exhibit 99.4

FA Email

Subject: Global Income Trust, Inc. Signs Purchase and Sale Agreement,

Recommends Plan of Liquidation and Distribution, and Suspends Cash Distributions

Distribution Date: Aug. 11, 2015

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Aug. 10, 2015, Global Income Trust, Inc. (the REIT) entered into a definitive Purchase and Sale Agreement (the Sale Agreement) with Griffin Capital Corporation, Inc. (Griffin) for the sale of the three remaining properties in the REIT’s real estate portfolio for $93.65 million in cash, less the loans that encumber the properties and will be assumed by Griffin (the Sale). The net proceeds from the Sale will be approximately $38.46 million based on July 31, 2015 loan balances. In connection with the Sale to Griffin, the REIT’s board of directors also approved the liquidation and dissolution of the REIT, pursuant to which shareholders will receive an aggregate amount currently estimated to be $7.01 per share; and the REIT will be liquidated and dissolved after the consummation of the Sale. In addition, the board of directors approved the suspension of the REIT’s cash distributions on its common stock, effective as of Aug. 4, 2015. For complete information, please read the REIT’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on Aug. 11, 2015. The REIT has communicated this information to its shareholders in a letter and a Q&A, which have been mailed to shareholders, posted to the REIT’s website at IncomeTrust.com, and filed as exhibits to the Form 8-K.

THE SALE AND THE SALE AGREEMENT

The following is a summary of certain information about the above transactions:

•	Griffin is a private real estate company that has been operating since 1995. The REIT is not affiliated with Griffin.

•	The decision to enter into the Sale Agreement with Griffin is the culmination of a thorough review of the REIT’s strategic alternatives, which began in 2013 when the REIT engaged SunTrust Robinson Humphrey, Inc. as its strategic advisor.

•	After a lengthy process, led by a special committee comprised solely of the REIT’s independent directors, the board of directors unanimously approved the Sale to Griffin.

•	The REIT’s board of directors concluded that the Sale, followed by a liquidation and dissolution will result in the most favorable outcome for the REIT’s shareholders.

•	The Sale to Griffin requires shareholder approval.

•	The real properties to be sold constitute substantially all of the assets of the REIT and consist of the following properties:

(i)	The distribution facility known as “Imeson Park,” located in Jacksonville, Fla.,

(ii)	The office building known as “Heritage Commons III,” located in Fort Worth, Texas, and

(iii)	The office building known as “Heritage Commons IV,” located in Fort Worth, Texas.

•	The Sale is subject to customary closing conditions and the following:

(i)	Approval by the REIT’s shareholders at a special meeting; and

(ii)	The consent of the REIT’s lenders (with respect to the properties encumbered by loans to be assumed by Griffin).

•	There is no assurance that the Sale will close, or the timing; however, the REIT anticipates that the closing will occur in the fourth quarter of 2015, shortly after the shareholder vote.

LIQUIDATION AND DISSOLUTION OF THE REIT

In connection with the Sale to Griffin, the REIT’s board of directors also approved the liquidation and dissolution of the REIT, whereby the REIT would be liquidated and dissolved after the consummation of the Sale.

•	Shareholders will receive, upon liquidation and dissolution, an aggregate amount currently estimated to be $7.01 per share, based on the cash proceeds that the REIT expects to receive in connection with the Sale to Griffin, the proceeds of the liquidation of the REIT’s remaining assets, the amount of cash on hand less closing costs, transaction costs, and other liabilities, plus a payment from the REIT’s sponsor, or an affiliate of the sponsor, representing a reimbursement of certain organization, offering and operating expenses.

•	The total amount to shareholders upon liquidation and dissolution will be less than the REIT’s most recent net asset valuation per share (NAV), as reported in the REIT’s Current Report on Form 8-K filed with the SEC on Jan. 21, 2015. The REIT’s NAV was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (IPA Guidelines), which the REIT and other non-traded REITs use to determine their estimated NAV. The principal factors in the total estimated shareholder distribution being less than NAV are asset based adjustments resulting from the sale negotiations and due diligence process, such as declining tenant credit, closing and transaction costs and changes in foreign currency related to the January 2015 sale of 94.9% of the REIT’s equity interests in the German properties. The IPA Guidelines do not take into account closing costs relating to liquidating transactions, as the calculation of NAV in accordance with the IPA Guidelines is a “point in time” assessment of the appraised value of an asset and is not necessarily intended to represent the price at which an asset would sell, which is determined by negotiation between a willing buyer and seller.

•	The liquidation and dissolution of the REIT requires shareholder approval.

TIMING OF PROXY STATEMENT AND SPECIAL MEETING

•	The Sale to Griffin and the liquidation and dissolution of the REIT require shareholder approval, which requires the filing of a proxy statement with the SEC and, potentially, responding to SEC comments.

•	The REIT is working to prepare a preliminary proxy statement for the proposed transactions, which will describe in detail the proposed Sale and liquidation and dissolution of the REIT.

•	The REIT anticipates filing the proxy statement with the SEC as promptly as possible.

•	A definitive proxy statement will be mailed to shareholders for a special meeting.

•	Due to the uncertainties of the SEC’s review process, the exact timing of the shareholder meeting is not known.

•	The REIT anticipates a shareholder meeting will occur in the fourth quarter of 2015, and consummation of the Sale to Griffin, the liquidating distribution and dissolution will transpire shortly thereafter.

•	A majority of the outstanding shares of common stock must approve both the proposed Sale and the liquidation and dissolution of the REIT in order for the transactions to take place.

•	If the Sale to Griffin and liquidation and dissolution of the REIT are not approved by shareholders, the liquidation and dissolution will not occur, the REIT will not make a liquidating distribution to shareholders, and the REIT will continue to operate its business and pursue alternate strategic options.

SUSPENSION OF CASH DISTRIBUTIONS

•	In light of the pending Sale and liquidation and dissolution of the REIT, our board of directors has suspended cash distributions effective Aug. 4, 2015. Accordingly, we will not declare or issue any further distributions after the effective date of the suspension. The accrued distributions up to and through the effective date of the suspension will be paid to shareholders on or about Sept. 9, 2015.

Additional Information about the Proposed Transactions and Where to Find It

The REIT plans to file with the Securities and Exchange Commission (the SEC) a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to shareholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT GLOBAL INCOME TRUST, THE PROPOSED SALE TO GRIFFIN, THE PLAN OF DISSOLUTION AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, and at the REIT’s website at IncomeTrust.com, under the tab “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

The REIT and its directors and executive officers may be deemed participants in the solicitation of proxies from the REIT’s shareholders in connection with the proposed transactions. Information regarding the special interests of these directors and executive officers in the proposed transactions will be included in the definitive proxy statement referred to above. Additional information regarding the REIT’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 13, 2015. The Annual Report is available free of charge at the SEC’s website at sec.gov, and at the REIT’s website at IncomeTrust.com, under the tab “Investor Relations” and then “SEC Filings.” Other information about the participants in the proxy solicitation will be contained in the proxy statement.

Cautionary Note Regarding Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the REIT’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although the REIT believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

Some factors that might cause such a difference include, but are not limited to, the following: the REIT’s inability to identify a liquidity event or, even if identified, complete a transaction on favorable terms; risks associated with the REIT’s investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in the REIT’s offering of its shares, including the limited number of investments made; risks of doing business internationally, including currency risks; the REIT’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the REIT’s business activities, including refinancing and interest rate risk and the REIT’s failure to comply with debt covenants; the REIT’s inability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the REIT’s properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the REIT on a per share basis; inaccuracies of the REIT’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; consequences of the REIT’s net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of the REIT’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the REIT’s tax structuring; failure to maintain the REIT’s REIT qualification; and the REIT’s inability to protect its intellectual property and the value of its brand.

Given these uncertainties, the REIT cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the REIT’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the REIT’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from the REIT’s website at IncomeTrust.com. The REIT undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

FOR BROKER-DEALER AND RIA USE ONLY.